JOEL PENSLEY
                                 Attorney at law
                              211 Schoolhouse Road
                           Norfork, Connecticut 06058

                                       April 10, 2003

United States
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

                                 Re: Spongetech Delivery Systems, Inc.


To Whom It May Concern:

     Spongetech Delivery Systems, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2. The Company is also registered to do business in New York State.

     This opinion is given in connection with the registration with the Securities and Exchange Commission of 4,485,000 shares of common stock of the Company ("Shares"), presently owned by stockholders and the registration of 4,000,000 shares of common stock to be issued pursuant to the sStock Purchase Agreement between the Company and Colebrook, Inc.

     I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Shares of common stock are being registered and upon Delaware law including but not limited to the General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting Delaware statutory and constitutional provisions, and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     The 4,485,000 Shares owned by present stockholders which are being registered herein were authorized by the board of directors of the Company and were issued for consideration.

     The issuance of 4,000,000 Shares pursuant to the Stock Purchase Agreement which is being registered herein were authorized by the board of directors of the Company. The shares will be issued to the investor for consideration.

     Based upon the foregoing, I am of the opinion that the 4,485,000 Shares being registered herein are duly authorized and valied issued and are fully paid and non-assessable and the 4,000,000 Shares pursuant to the Stock Purchase Agreement will be non-assessable when issued for the consideration stated therein.


                                     /s/Joel Pensley
                                     ---------------------
                                     Joel Pensley